Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors and Stockholders of

MacroPore Biosurgery Inc.:

We consent to the incorporation by reference in the registration statement, No. 333-82074 on Form S-8 of the Company, of our report dated February 20, 2004, relating to the consolidated balance sheets of MacroPore Biosurgery, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended which report appears in the December 31, 2003 annual report on Form 10-K of MacroPore Biosurgery, Inc.

/s/ KPMG LLP

San Diego, California
March 29, 2004